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                                                                      EXHIBIT 5


                        (Rutan & Tucker, LLP Letterhead)

                                January 20, 2004

SSP Solutions, Inc.
17861 Cartwright Road
Irvine, California 92614

         Re:      Registration Statement on Form S-3 (333-111402)

Ladies and Gentlemen:

         We have acted as counsel to SSP Solutions, Inc., a Delaware corporation (the "Company"), in connection with the filing of a registration statement on Form S-3 (333-111402), as amended, to which this opinion is an exhibit (the "Registration Statement"). The Registration Statement contains a prospectus that covers the resale by the persons and entities named in the Registration Statement (the "Selling Security Holders") of an aggregate of 44,841,550 shares of the Company's common stock, $0.01 par value per share ("Shares"), that are not presently covered by any other registration statement. The Shares include an aggregate of 5,230,307 shares of common stock that are issued and outstanding ("Issued Shares") and an aggregate of 39,611,243 shares of common stock that are or may become issuable upon exercise of warrants and upon conversion of convertible promissory notes and convertible preferred stock (collectively, "Underlying Shares") as described in the Registration Statement.

         We are familiar with the corporate actions taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares and have made such other legal and factual inquiries as we deem necessary for purposes of rendering this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copied documents. We have also assumed that all of the Shares are and will be evidenced by appropriate certificates that have been properly executed and delivered.

         Based on the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth below, we are of the opinion that:

         1. The Issued Shares are validly issued, fully paid and non-assessable.

         2. The Underlying Shares have been duly authorized and reserved and, when issued upon exercise of each of the warrants or upon conversion of each of the convertible promissory notes or shares of preferred stock in accordance with their respective terms, including payment of the applicable exercise or conversion price, will be validly issued, fully paid and non-assessable.

         You have informed us that the Selling Security Holders may sell the Shares from time to time on a delayed or continuous basis. This opinion is limited to the General Corporation Law of the State of Delaware ("DGCL"), including the statutory provisions of the DGCL, all applicable provisions of the Constitution of the State of Delaware and all reported judicial decisions interpreting these laws, and federal law, exclusive of state securities and blue sky laws, rules and regulations.



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SSP Solutions, Inc.
January 20, 2004
Page 2

         We hereby consent to the use of our name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Securities and Exchange Commission.

                                            Very truly yours,

                                            /S/ RUTAN & TUCKER, LLP